Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma condensed consolidated financial statements were prepared to assist readers in understanding the nature and effects of the sale (the “Sale Transaction”) by Verso Corporation, a Delaware corporation, (together with its direct and indirect subsidiaries “Verso” or the “Company”) of its Androscoggin mill (the “Androscoggin Mill”) located in Jay, Maine, and its Stevens Point mill (the “Stevens Point Mill”) located in Stevens Point, Wisconsin, to Pixelle Specialty Solutions LLC, a Delaware limited liability company (“Pixelle”).

The following unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated statements of Verso, adjusted to give effect to the sale of the outstanding limited liability interests of Verso Androscoggin LLC, a Delaware limited liability company (“Verso Androscoggin”), an indirect wholly owned subsidiary of Verso and the entity that, as of the closing date, will hold all of the assets primarily related to Verso’s Androscoggin Mill and Stevens Point Mill (the “Two Mills”). These unaudited pro forma condensed consolidated financial statements are derived from, and should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2019, filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2019, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as amended, filed with the SEC on April, 30, 2019. Additionally, these unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed consolidated balance sheet data as of September 30, 2019 gives effect to the Sale Transaction as if it occurred on September 30, 2019. The unaudited pro forma condensed consolidated statements of operations data for the nine months ended September 30, 2019 and for the year ended December 31, 2018 has been prepared to present the Company’s results of operations as if the Sale Transaction had occurred on January 1, 2018, and to reflect the intercompany transactions between the Two Mills and the Company.

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted in the following unaudited pro forma condensed consolidated financial statements to give effect to events that are (i) directly attributable to the Sale Transaction; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the results.

The pro forma adjustments are described in the accompanying notes and are based on certain assumptions management believes are reasonable.

These unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the Sale Transaction been completed as of the dates set forth above. The unaudited pro forma condensed consolidated financial information does not purport to project the future operating results or financial position of the Company following the closing of the Sale Transaction.

Verso Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2019

	Historical Verso Corporation	Sale of the Two Mills	Notes	Pro Forma Adjusted
(Dollars in millions)	(Unaudited)	(Unaudited)		(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$6	$357	(a), (b)	$363
Accounts receivable, net	202	(42)	(c)	160
Inventories	416	(83)	(c)	333
Prepaid expenses and other assets	7	-		7
Total current assets	631	232		863
Property, plant, and equipment, net	940	(194)	(c)	746
Intangibles and other assets, net	64	(9)	(c), (d)	55
Total assets	$1,635	$29		$1,664
Liabilities and equity
Current liabilities:
Accounts payable	$207	$(45)	(c)	$162
Accrued and other liabilities	101	(2)	(c)	99
Current maturities of long-term debt and finance leases	1	-		1
Total current liabilities	309	(47)		262
Long-term debt and finance leases	24	(1)	(c)	23
Pension benefit obligation	393	(35)	(e)	358
Other long-term liabilities	42	(7)	(c)	35
Total liabilities	768	(90)		678
Equity:
Preferred stock -- par value $0.01 (50,000,000 shares authorized, no shares issued)	-	-		-
Common stock -- par value $0.01 (210,000,000 Class A shares authorized with 34,936,378 shares issued and 34,691,315 outstanding on September 30, 2019; 40,000,000 Class B shares authorized with no shares issued and outstanding on September 30, 2019)	-	-		-
Treasury stock -- at cost (245,063 shares on September 30, 2019)	(5)	-		(5)
Paid-in-capital	696	1	(f)	697
Retained earnings	56	118	(f), (h)	174
Accumulated other comprehensive income	120	-		120
Total equity	867	119		986
Total liabilities and equity	$1,635	$29		$1,664

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Verso Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the nine months ended September 30, 2019

	Historical Verso Corporation	Sale of the Two Mills	Notes	Pro Forma Adjusted
(Dollars in millions, except per share amounts)	(Unaudited)	(Unaudited)		(Unaudited)
Net sales	$1,857	$(370)	(c), (g)	$1,487
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,625	(348)	(c), (g)	1,277
Depreciation and amortization	157	(14)	(c), (d)	143
Selling, general and administrative expenses	76	(5)	(b), (c)	71
Restructuring charges	44	-		44
Other operating (income) expense	2	-		2
Operating income (loss)	(47)	(3)		(50)
Interest expense	2	-		2
Other (income) expense	(3)	-		(3)
Income (loss) before income taxes	(46)	(3)		(49)
Income tax expense (benefit)	-	(1)	(i)	(1)
Net income (loss)	$(46)	$(2)		$(48)
Pro forma income (loss) per common share:
Basic	$(1.33)			$(1.38)
Diluted	(1.33)			(1.38)
Pro forma weighted average common shares outstanding (in thousands):
Basic	34,599	83	(f)	34,682
Diluted	34,599	83	(f)	34,682

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Verso Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2018

	Historical Verso Corporation	Sale of the Two Mills	Notes	Pro Forma Adjusted
(Dollars in millions, except per share amounts)		(Unaudited)		(Unaudited)
Net sales	$2,682	$(434)	(c), (g)	$2,248
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	2,321	(378)	(c), (g)	1,943
Depreciation and amortization	111	(17)	(c), (d)	94
Selling, general and administrative expenses	102	(6)	(c), (f)	96
Restructuring charges	1	-		1
Other operating (income) expense	(5)	-		(5)
Operating income (loss)	152	(33)		119
Interest expense	33	-		33
Other (income) expense	(52)	1	(c)	(51)
Income (loss) before income taxes	171	(34)		137
Income tax expense (benefit)	-	(7)	(i)	(7)
Net income (loss)	$171	$(27)		$144
Pro forma income (loss) per common share:
Basic	$4.97			$4.16
Diluted	4.88			4.09
Pro forma weighted average common shares outstanding (in thousands):
Basic	34,514	83	(f)	34,597
Diluted	35,096	83	(f)	35,179

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated financial statements:

(a)	Represents estimated net cash proceeds of $400 million less an estimated $35 million of net pension liabilities, as provided for in the Purchase Agreement assumed by Pixelle as if the Sale Transaction had closed on September 30, 2019. The cash proceeds reflected in the September 30, 2019 unaudited pro forma condensed consolidated balance sheet will likely be different from actual cash proceeds received from the Sale Transaction due to differences to the adjustment for net working capital as well as differences in the pension liability assumed by Pixelle which will be based on actuarial calculations that will be finalized after the date the Sale Transaction closes.

(b)	Represents a reduction to cash on the unaudited pro forma condensed consolidated balance sheet for payment of $8 million of Sale Transaction costs which are payable upon closing of the Sale Transaction. In addition, $0.1 million of Sale Transaction expenses incurred during the nine months ended September 30, 2019 have been removed from the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2019 as these are one-time, non-recurring expenses directly attributable to the Sale Transaction.

(c)	Reflects the pro forma adjustments for the effects of the Sale Transaction to (i) remove assets and liabilities associated with the disposition of the Two Mills and (ii) eliminate the revenues and expenses associated with the Two Mills for the nine months ended September 30, 2019 and for the year ended December 31, 2018.

(d)	Represents the recognition of the estimated value associated with trademarks and customer relationships transferring to the Two Mills as a result of the Sale Transaction. Specifically, $4 million in Customer Relationships and $2 million in Trademarks have been allocated to the Two Mills as of September 30, 2019. These allocations were made based on historical revenue. Further, adjustments to reflect the associated amortization related to the acquired trademarks and customer relationships were recognized in the amounts of $1 million and $1 million for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively.

(e)	Represents the transfer of certain benefit obligations in the amount of $35 million (“Assumed Unfunded Pension Amount”) at September 30, 2019. The actual amount will be determined based on actuarial calculations to be finalized after the Sale Transaction closes. As agreed upon in the Purchase Agreement, the amount shall be as close as reasonably feasible to $35 million, but not less than the Assumed Unfunded Pension Amount, and shall not exceed the Assumed Unfunded Pension Amount by more than $2.5 million.

(f)	Represents the recognition of $1 million of stock compensation in the unaudited pro forma condensed consolidated balance sheet for the vesting of awards upon the close of the Sale Transaction for the interim Chief Executive Officer and certain other employees as their unvested awards become fully vested upon the close of the Sale Transaction. This vesting resulted in the recognition of 83,000 shares as shown above. These amounts are directly related to the employees being transferred as part of the Sale Transaction.

(g)	Represents the sale of pulp between the Two Mills and the Company. These sales had historically been eliminated upon consolidation and had no impact on gross margin or operating income; however, they are expected to continue subsequent to the sale based on the terms of the pulp supply agreement to be entered into in conjunction with the closing of the Sale Transaction (the “Supply Agreement”).

The sales of products from the Company to the Two Mills were $41 million and $58 million for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively, based on the historical volumes sold. The costs of products sold from the Company to the Two Mills were $33 million and $46 million for the nine months ended September 30, 2019 and for the year ended December 31, 2018 respectively, based on the historical volumes sold taking into account the minimum and maximum volume requirements and the pricing terms as defined in the Supply Agreement.

(h)	The gain on the Sale Transaction assuming the Company had completed the sale as of September 30, 2019 is as follows:

in millions
Net cash proceeds	$365
Net assets sold	$(238)
Adjustment for transaction costs	$(8)
Gain on sale	$119

As the gain related to the sale of the Two Mills and the use of proceeds do not have a continuing impact on the Company’s operations, the gain is only reflected in Retained earnings on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2019. The actual gain on the sale of the Two Mills will likely be different from the amount above due to a difference in (i) asset and liability balances at the date the Sale Transaction closes, (ii) certain working capital adjustments, including $15 million related to the impact of accounts receivable factoring on the working capital calculation, (iii) the actual Sale Transaction costs used in determining the net cash proceeds from the Sale Transaction, and (iv) differences in the pension liability assumed by Pixelle which will be based on actuarial calculations that will be completed no later than 90 days after the date the Sale Transaction closes.

(i)	Represents adjustments for the applicable income tax effects of the pro forma adjustments. The Company has assumed a tax rate of 21% at September 30, 2019 and December 31, 2018 when estimating the tax impacts of the Sale Transaction in 2019 and 2018 representing the applicable statutory tax rates in effect for the Company during the periods for which the unaudited pro forma condensed consolidated statements of operations are presented.